SUBSIDIARES OF REGISTRANT

1.       Cash Back Rebates LD.com, Inc., a Delaware corporation

2.       Free dot Calling.com, Inc., a Nevada corporation

3. Masatepe Communications, U.S.A., L.L.C., a Delaware limited liability company

4.       Rare  Telephony,  Inc.  (f/k/a   Voice  &  Data  Communications  (Latin
         America), Inc.), a Delaware corporation

5.       Sky King Communications, Inc., a Delaware corporation

6. VDC Telecommunications, Inc., a Delaware corporation (d/b/a Voice and Data Communications)

7.       Voice  &  Data  Communications  (Hong  Kong)  Limited,   a   Hong  Kong
         corporation

8.       WorldConnectTelecom.com, Inc., a Delaware corporation